EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Digital Development Group Corp.

We consent to the inclusion in the foregoing Registration Statement on Form S-8 (No. 333-186127) of our report dated July 15, 2013, relating to our audit of the balance sheet of Digitally Development Group Corp as of December 31, 2012, and the related statement of operations, stockholders’ deficit and cash flows for the period from January 25, 2012 (Inception) through December 31, 2012. Our report dated July 15, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

July 15, 2013